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                                                                    Exhibit 99.1


                                 NCO GROUP, INC.
                       FIRST QUARTER 2004 CONFERENCE CALL
                           MAY 4, 2004, 10:00 A.M. ET


Operator:             Good morning. My name is Lisa and I'll be your conference
                      facilitator today. At this time I would like to welcome everyone to the NCO Group Quarterly Earnings conference call.

                      All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone key pad. If you would like to withdraw your question press the pound key.

                      Today's speakers will include Michael Barrist, Steven Winokur, Rick Palmer, and Brian Callahan. Thank you Mr. Barrist. You may begin your conference.

Michael Barrist:      Great. Thank you. And thank you everyone for joining the
                      NCO Group First Quarter conference call.

                      Statements in this conference call and in our press release issued yesterday other than historical facts are forward-looking statements as defined under federal securities law. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the company's earnings press release issued yesterday and accompanying SEC filings including its most recent Form 10-K a copy of which may be obtained from the company without charge. The company disclaims any intent or obligation to publicly update and revise any forward-looking statements regardless of whether new information becomes available, future developments occur, or otherwise.

                      Today we will cover the normal operational highlights of the quarter including an update of our operating environment, an update on the status of our recently completed mergers with RMH and NCPM, and the planned restructurings of these businesses.

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                      We will also provide guidance for the second quarter.
                      After my remarks Steve Winokur, our Chief Financial Officer will provide a detailed review of our quarterly financial results and then as always we'll open up for questions.

                      During the quarter, I'm pleased to report that NCO exceeded its operating objectives with earnings per diluted share of 43 cents as compared to our previously disclosed range of guidance between 38 and 42 cents.

                      These results are net of a 2 cent per share charge that is a result of an increase in our reserve for the resolution of our previously disclosed FTC matter that I'll discuss later in this call. Additionally these results are inclusive of an incremental 1 cent per share from better than expected results from our previously disclosed long-term collection contract that I'll also discuss in a few moments.

                      Before I review the quarter I'd like to spend a few moments on the review of the economic outlook and how we believe the strong first quarter results should be viewed.

                      As we discussed in prior calls, when consumer payments improve, NCO should benefit from both incremental revenue opportunities from existing business and from lower collection costs due to increased liquidity.

                      During the quarter, our collection results were slightly ahead of seasonal expectations. This trend was less evident in April as we tracked in line with our original expectations. This leads us to maintain our position that the broader economic improvement has not changed enough to have a permanent effect on our view of the economic environment.

                      With that said, we continue to be encouraged by the first quarter results and if the economy continues to improve at the macro level, we expect to see the benefit at some point in the future.

                      I'd now like to review the operating highlights and key developments of this quarter. During the quarter, labor costs, which shows the cost of an average employee in the company over time, was slightly higher than last quarter but lower than the first quarter of 2003. The ongoing integration and rationalization of staff, as well as further deployment of NCO personnel in Canada, India, and Barbados, should continue to help reduce this average over time.

                      During the quarter, our efficiency of labor which shows the amount of NCO labor utilized to drive revenue, including the amount of new client labor drag, increased over last quarter, which would be expected due to higher commissions in the first quarter compared to the last quarter of last year. But it also increased over all of

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                      last year, which is a good sign. This means that we have
                      seen a slight reduction in how much labor it takes to drive a given amount of revenue.

                      While it is usual for this number to increase in the first quarter, the better than expected collection environment helped improve this number over expectations.

                      Revenue for CTE, or calculated time equivalent, which shows a correlation of the amount of staff required to run our business over time and revenue, increased compared to last quarter as to be expected coming out of the toughest quarter to one of our best quarters from a seasonal standpoint. It was approximately $6,300, $6,400 and $7,100 per month in January, February, and March, respectively.

                      During the first quarter, our average tenure per collector for the purchase portfolio was 1.6 years and our average collections per collector in that division was $31,240 per month.

                      During the quarter, we continued to balance our seasonally high revenues and our ongoing expense structure. It is too easy to let expenses get out of control when revenue is rising. Accordingly, we manage our expenses, taking into consideration both revenue and seasonality, cutting expenses where appropriate and in some cases increasing expenditures for certain clients if we're to maintain performance amongst our peers and realize the highest levels of profitability. This also allows us to receive incremental business as our clients continue to rationalize their internal call center and A/R functions.

                      We also continue to use our size to leverage our vendor relationships and negotiate better pricing in order to ensure that we have the most effective cost structure in the industry.

                      These initiatives, in conjunction with foreign labor initiatives that I'll discuss in a moment, provide us the ability to aggressively pursue incremental client opportunities and they allow us to continue to win the new business opportunities we need to fulfill our growth expectations. Additionally, they allow us to effectively deal with the pressure of clients pushing for improved results and consumers struggling to feel the effects of an economic recovery that may not yet be affecting them personally.

                      During recent weeks, there has been substantial discussion in the analyst community about large client leverage and our clients' ability to manage pricing concessions from large vendors such as NCO. It probably makes sense to spend a few moments of our time at this point to share with our investors our views on this issue.

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                      The majority of our management team has been in this
                      industry for many years. While there are nuances to this business that may be different than the broader BPO environment, I think the drivers are very similar. We provide a service to our clients that, at a fundamental level, can be viewed as a commodity but in reality, has many differentiating factors amongst service providers as to performance levels and consistency. We've also operated under three key assumptions.

                      One, clients will always want us to provide our services faster, better, and cheaper. Two, if we cannot make our process more efficient someone else will. And finally at the end of the day clients will follow performance.

                      The assumption that clients are not interested in performance differentiators and only in price is simply not correct. With that said, our clients operate under the same pressures as NCO. They continually need to improve performance and reduce costs.

                      NCO differentiates itself from the competition by showing our clients ways to leverage our scale and scope of service to meet their goals within the bounds of our growth and profitability objectives.

                      Our strategy has been, and will continue be, to work with our clients, to clearly understand their objectives, and help them meet them. By understanding our clients' needs, we can leverage better labor market, deploy smarter technology, and continue to gain business volume so that NCO and its clients both meet their objectives.

                      This process has been successful to date and has been a key reason why we are one of the few players in the business services sector able to grow over past few years.

                      On March 26, 2004, NCO completed its planned acquisition of all the outstanding common stock of NCPM owned by the minority stockholders. Prior to transaction, NCO owned approximately 63% of the outstanding shares of NCPM.

                      To complete this transaction, NCO issued approximately 1.8 million shares of NCO common stock to NCPM minority stockholders and NCO assumed all outstanding NCPM stock options.

                      Additional detail is set forth in the merger agreement between the parties or in the joint proxy statement prospectus both of which have been filed with the Securities and Exchange Commission.

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                      During the quarter, NCPM met its operating objectives.
                      However, excess funds in the market place in conjunction with the seasonally slow first quarter in the debt purchase market continued to create pricing pressure.

                      During the quarter, NCPM was able to deploy approximately $9 million and enter into a purchase agreement with a major client to deploy an additional $9.2 million on April 1.

                      Given the difficult climate, we are pleased with our deployment of cash during the quarter. As we move into the remainder of the year we are carefully evaluating all buy opportunities and focusing substantial efforts on leveraging the NCO service relationships to source new deals in the commercial arena and the private pay sector of health care where the markets are less developed and there's less competition.

                      During the quarter, the percentage of NCPM's revenue to collections continued to be below historical levels as our older portfolios transitioned to a greater percentage of purchase price amortization and a lower percentage of revenue recognition.

                      Also, as a result of the mix of older to newer portfolios they service, we continue to experience higher than expected to continue collection of legal fees during the quarter. These trends are to be expected but will reverse if we are able to operate a more favorable purchase environment for an extended period of time so that the ratio of newer portfolios to older portfolios improves.

                      NCPM did incur $355,000 of impairment charges during the quarter on several older portfolios. This trends primarily affects portfolios that were purchased prior to the downturn in the economy.

                      As we've discussed in prior calls portfolios have become impaired going to a cost recovery mode whereby all collections we receive are applied to the remaining carrying value in our books.

                      Additionally during the quarter, NCPM experienced better than expected performance of several new, larger financed portfolios. Because of the profit sharing relationship we have with our lender, this better than expected performance also shows up as increased interest expense associated with lender participation during the quarter.

                      As you'll recall, during the fourth quarter we amended our previously disclosed long-term collection contract. Under the amended contract with this client we capped the amount of the guaranteed collections that NCO could be

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                      responsible to pay the client at the next two settlement
                      dates for placements through December 31, 2003.

                      Since we had deferred enough revenue at December 31, 2003, to cover the maximum exposure at each of the settlement dates, we entered 2004 knowing that we would not need to defer any additional revenue going forward.

                      I am pleased to report that during the first quarter our revenue earned from this contract was greater than expected. Additionally during the fourth quarter we entered in a new traditional collection agreement with this client for 2004 and beyond.

                      The new contract, while not exclusive, initially provides NCO with the bulk of the client's business and provides the potential to win more business going forward based on performance. We believe that the new contract provides NCO with an earnings opportunity that's consistent with the opportunity we had under the prior agreement.

                      During the first quarter the company proposed a settlement to the Federal Trade Commission for the previously disclosed matter involving the FTC's allegations that the company violated the Fair Credit Reporting Act.

                      The allegations relate primarily to a large group of consumer accounts transitioned to us from one client during 1999. It is NCO's position that we received incorrect information from the client at the time of transition and that we took appropriate actions to correct the information when we became aware of the problem.

                      The FTC is also alleging that certain allegations occurred on a small subset of NCPM's purchase portfolio as well.

                      We currently believe that the majority of the funds to settle this matter are covered by client indemnification however during the quarter we increased our reserve for this matter. A portion of the reserve is to cover the tax effects of the settlement, which Steve will discuss later in the call. The increase in our reserve had the effect of lowering our earnings by 2 cents per share.

                      During the quarter, there has been substantial activity with regard to the previously discussed IRS opportunity. The enabling legislation required for the IRS outsource work has been attached to the international tax bill in both the House and the Senate.

                      Our congressional contacts indicate that the likelihood of passage is better than it has been in the past however the political stalemate in both of the Houses is likely to
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                      make conclusion of the enabling legislation uncertain
                      until the bill is final.

                      If the bill does not include the enabling legislation this year this opportunity will transfer from a 2005 opportunity to a 2006 or beyond opportunity.

                      During the quarter, we continue the deployment of our foreign labor strategy. As we discussed a few moments ago often our clients' most cost effective and efficient access to foreign labor is a competitive advantage for NCO and a further means of providing a differentiating service as we continue to move forward in the ARO space and expand our services into the broader BPO industry.

                      The NCO network allows our clients to access labor in Canada, India, the Philippines, Barbados, and soon Panama via one contract and one point of contact.

                      During the quarter, we expanded the collection of domestic bad debt contingency accounts in India and Barbados, as well as in Canada. We continue to access the effects of this initiative but are expecting it to provide a more cost effective payroll structure for NCO as we move into the future.

                      At the close of the quarter, we had approximately 480 seats in India, 1,300 seats in Canada, and 85 seats in Barbados working U.S. business. To date we have not deployed any administrative seats in those countries but intend to do so in the near future so that we can utilize our foreign seats on a 24 hour basis.

                      During the quarter, we continued to improve our balance sheet through strong collections of our accounts receivable, careful monitoring of our cash position and a continued repayment of debt.

                      This focus during the quarter resulted in a substantial repayment of debt on our senior credit facility and we were still able to internally fund the cash required to close the RMH deal.

                      During the last quarterly call, we informed investors that we had substantially completed a financial systems review and will ultimately result in a re-engineering of small of our financial areas and we selected SAP as our core financial and enterprise resource planning application.

                      Additionally, we informed investors that much of the upfront implementation process will be done in 2004 and these costs are not all capital expenses. The implementation costs of SAP is already assumed in the guidance previously provided for 2004.

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                      It is important to note that in addition to the analytical benefits we will derive from this endeavor, we truly believe this will create a competitive advantage in how we will interact with our clients in the future. The deployment of SAP will take place during 2004 and 2005 and will result in substantial improvements in our ability to manage our business and will change our interface with our clients.

                      As I'm about to explain, it will also add to NCO's ability to move forward as a leading provider of BPO services.

                      Over the past year and a half we've spent considerable time and resources re-evaluating our client base and market opportunities to be sure that our business plan moving forward is properly aligned and our clients' needs so that we can maximize our growth and profitability and consequently return more value to our shareholders.

                      NCO is the leading provider in the accounts receivable outsourcing space and we truly believe that we have many years of growth and opportunity ahead of us. However, it is our responsibility to constantly focus on how to best position NCO not only to capitalize on our current status in the market place but also to take advantage of all market opportunities to be harvested by a changing business climate especially as it relates to outsourcing.

                      We have found that clients are refocusing their attention away from services we can provide to solve one particular problem to the solutions we can bring to the table to help them achieve their broader business objectives.

                      In conjunction with this analysis we have dedicated substantial resources to the practical changes needed to assure our continued success in accounts receivable outsourcing.

                      These changes have allowed us to maintain and grow our revenue base and stabilize our earnings in a business services climate where very few clients have been able to succeed much less move forward.

                      Looking back our industry has gone through a great deal of evolution. Historically accounts receivable collections were viewed as a salvage operation for the larger companies.

                      Clients that came to view our services as an outsource service to recover substantial dollars earned but never collected. Since those dollars were previously written off the recovery became a profit center for the businesses.

                      The latest step in this evolution is that as the clients become more and more sophisticated they are realigning their organizations so that the buyers of our current
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                      service offerings are becoming the buyers of a much wider
                      array of service offerings that encompass outsource opportunities in customer relationship management and many other customer administrative and billing functions.

                      With these thoughts in mind NCO, has begun a process that will broaden its service offerings and transition itself into a global provider of outsource business services.

                      One of the first critical steps in accomplishing this objective was the acquisition of RMH Teleservices, Inc. On April 2, NCO completed the acquisition of all the outstanding common stock of RMH Teleservices.

                      RMH shareholders received 0.2150 of NCO common stock for each RMH share for a total consideration of approximately $82.9 million. NCO issued approximately 3.4 million shares of NCO common stock to RMH shareholders and NCO assumed all outstanding RMH stock options.

                      The combination of NCO and RMH creates one of the largest and most robust service platforms in the outsourcing market place. As a stand alone company RMH had been through a series of transitions that were started several years ago to move the company from a pure play in marketing to provider of services across the entire customer cycle, with a focus on CRM.

                      Put more simply, RMH has successfully made the transition from providing pure outbound marketing to providing an appropriately balanced mix of inbound CRM services and outbound marketing services.

                      The end result is a company with excellent customer relationships and opportunities. However, their expense structure and operating model were never properly realigned to meet their current business needs.

                      Accordingly, over the next several months we will transition this new division of NCO to our operating model eliminating large blocks of redundant expenses and focusing on building as much variability into their cost structure as possible.

                      Additionally, they will be able to leverage the buying power of NCO, which we have with many of our vendors. During the month of April, we have begun to execute our restructuring plan for RMH.

                      When complete, we expect RMH assets to produce between $250 and $275 of million of revenue with profitability that transitions towards the profit margin we're able to maintain with the ARO service business.

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                      As the integration proceeds we will initially sell our
                      expanded services to our clients on a stand-alone basis in order to meet their immediate needs. More importantly, as we move forward these additional services will create the core competencies needed for NCO to begin blending multiple service offerings together in order to sell solutions based outsourcing to our clients.

                      Additional details about the RMH acquisition are set forth in the merger agreement between the parties or the joint proxy prospectus both of which have been filed with the Securities and Exchange Commission.

                      Another step in the process of transitioning into the BPO market place is the rebranding of NCO as a global provider of business process outsourcing. The rollout of our new logo, new marketing materials, and the formal launch of our enterprise sales team which will focus on the Fortune 1000 companies are all part of the process of expanding our service offerings.

                      During the quarter, we continue to make progress toward completion of all required work under section 404 of Sarbanes-Oxley. We are pleased that we have been able to successfully leverage a Sarbanes-Oxley initiative with the design process for our ERP system.

                      In addition to the required initiatives under Sarbanes-Oxley, we have implemented many changes in our corporate governance at all levels of the organization, which we believe will strengthen our company and help ensure that our business continues to operate in an ethical manner and for the benefit of our shareholders.

                      We suggest that our investors read our proxy statement in order to gain a complete understanding of the changes we are making at NCO.

                      As we move into the second quarter of 2004, we expect earnings to be in the range of 38 to 42 cents.

                      I'll now turn the call over the Steven Winokur for a financial review of the quarter.

Steve Winokur:        Thanks Michael.

                      Revenue for the first quarter of 2004 was $211.2 million. This represents an increase of $12.2 million or 6.5% from the first quarter of last year and an increase of $13.6 million or 7.3% from last quarter.

                      Excluding the effect of a long-term contract, revenue increased $9.5 million or 5% over the first quarter of last year and increased $18.9 million or 10.5% over last quarter.

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                      Breaking down the revenue components U.S. operations
                      produced $183.4 million this quarter compared to $173.1 million last year and $169.6 million last quarter.

                      This represents an increase of 5.9% over the first quarter of last year and an increase of 8.1% from last quarter reflecting our usual first quarter seasonality and a slightly better than expected collection environment.

                      U.S. Operations included revenue of $15.1 million from services performed for portfolio management during the first quarter of this year compared to $12.3 million last year and $12.7 million last quarter.

                      A portion of the increase in U.S. Operations revenue over the first quarter of last year was also attributable to the much discussed long-term collection contract.

                      As we previously discussed this contract was amended to limit our exposure and prior placement and change the relationship to a traditional contingency contract effective replacements beginning with January 1, 2004. New placements will not require any special accounting treatment.

                      It's important to understand though that we will continue to account for the placements prior to January 1, 2004, under the old contracts. Accordingly in comparing the revenue from one period to another we do need to consider the effects of the revenue recognition related to the long-term collection contract.

                      As all of our discussion indicates, this contract has been good for NCO from a business standpoint and will continue to be going forward both from a business standpoint and from a cash flow standpoint. Nonetheless it has created a great deal of confusion from an accounting and a revenue recognition standpoint.

                      Placements from 2000 through 2003 fall under the old contract where we do not recognize any revenue until all contingencies surrounding the revenue have been eliminated even though the Company has already been paid the base collection fee in cash or historical information indicates that the current level of performance will most likely result in the Company earning a bonus on the contract.

                      The contract now limits the amount of the exposure to $6 million at settlement on May 31, 2004, for accounts placed during 2002. For accounts placed during 2003, settlement will occur on May 31, 2005, and the contract limits that exposure to $13.5 million.
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                      If there were to be any additional penalties calculated at those settlement dates they would only be payable out of bonus dollars earned after the settlement date. All regular fees will continue to be earned and payable as the cash is collected.

                      Because we have already deferred enough fees in the past to cover the maximum exposure at each of the settlement dates the fees earned on current cash collections will be recognized when collected. No additional fees will be deferred under the contract.

                      This year in the first quarter we recognized $1.6 million of previously deferred revenue. This compares with deferral of $1 million for the first quarter of 2003.

                      NCO Portfolio management produced $21.6 million of revenue this quarter compared to $18.2 million for the same quarter last year and $20.3 million last quarter. This represents an 18.5% increase over the same quarter last and a 6.5% increase over last quarter.

                      NCO Portfolio had collections of $43.5 million during the first quarter compared to $36.7 million for the same quarter last year and $42 million last quarter. Collections last quarter did include $5.2 million in sales of portfolios and $1.5 million was included in the first quarter of last year. There were no portfolio sales this quarter.

                      These sales increased revenue last quarter by a small amount with a bulk of the proceeds going to amortize the original purchase price of the portfolios. This helps to explain the comparison of collections from last quarter to this quarter.

                      Portfolio collections including the collections from sales of portfolios are allocated between revenue and amortization of the purchase price. During the first quarter of 2004, only 50% of the collections were recognized as revenue. The remaining 50% went to amortize the carrying value of the acquired portfolios.

                      For the same period last year, 49% of collections went toward revenue and for the last quarter 48% of collections went towards revenue. The sales of portfolios are mainly responsible for these small changes in the percentage of revenue recognized.

                      As we have said these sales increased revenue by a small amount with a bulk of the proceeds going to amortize the original purchase price of the portfolios.
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                      International Operations represent a $21 million of
                      revenue compared to $15.8 million last year and $18.9 million last quarter. This represents a 33.4% increase over the same period last year and 11.4% increase over last quarter.

                      Included in the International Operations revenue for the first quarter of 2004 was $9.7 million from work performed for U.S. Operations. The first quarter of last year's and the last quarter's revenue for International Operations included $5.8 million and $8.5 million respectively related to work performed through U.S. Operations.

                      This increase over last year reflects the expansion of our utilization across quarter services to maximize our profitability while maintaining the highest levels of service for our clients. The increase is also partially attributable to fluctuations in foreign exchange rates.

                      Moving on to expenses.

                      Payroll related expenses decreased as a percentage of revenue to 45.2% as compared to 46.7% last year and 45.8% last quarter. This decrease was primarily attributable to the shift of more of our collection work to outside attorneys and other third party service providers, leveraging the fixed portion of payroll over larger revenue base, and the continued rationalization of staff.

                      A portion of the decrease in payroll and related expenses as a percentage of revenue was attributable to the additional revenue reported on the long-term collection contract since no expenses were incurred in connection with the recognition of previously deferred revenue.

                      Selling, general and administrative expenses increased as a percentage of revenue from 36.5% for the first quarter of last year to 38.1% for the current quarter. This is down from 38.4% last quarter.

                      The increase in selling, general and administrative expenses as a percentage was primarily attribute to the increased usage of outside attorneys and other third party service providers.

                      This increase was partially offset by the additional revenue recorded on the long-term collection contract as we said since no expenses were incurred in connection with that previously deferred revenue.

                      SG&A also included $388,000 of impairments this quarter, including $33,000 from the international portfolios. We take an impairment charge on portfolios where the future cash flows are not expected to recover the current carrying value in order to bring the two in line with each other.
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                      Some of the impairments were from files that were already
                      being accounted for on a cost recovery basis. And while they do not produce any current revenue further degradation in the expected future cash flows can result in impairment expense in the current quarter.

                      Conversely improvements in the future outlook do not have a current effect on revenue. Many of the impaired files do have a better outlook today as compared to when they first went into impairment.

                      However, regardless of how good the future expectations the files continue to be impaired. And if additional collections occur after the cost basis is recovered 100% of these collections will go towards revenue.

                      The combined carrying value of the impaired portfolios was $9 million, or 6.5% of NCO Group's total portfolios as of March 31, 2004. This is compared to $7 million, or 4.6% for the first quarter of 2003, and $11.4 million, or 7.5% last quarter.

                      The effective tax rate for the first quarter of 2004 was 41.4% compared to 37.9% for the same period last year. Although we expected an incremental 1% in the first quarter over last year, the additional increase related to the FTC claim that Michael discussed earlier.

                      The expense recorded for the claim is not deductible for tax purposes. However, the reimbursement from the indemnification may be taxable. As a result, the non-deductible expense resulted in increase in the effective rate for the first quarter.

                      Although the SEC claim is not expected to have an ongoing impact, the RMH business that was acquired on April 2, 2004, is expected to have a higher effective rate than NCO. Therefore, we believe the blended effective rate for 2004 will be between 39% and 41%.

                      Net income for the first quarter of 2004 was $12 million, or 43 cents per share on a diluted basis, as compared to net income for the first quarter of 2003 of $11.2 million, or 41 cents per share, and net income of $10.3 million, or 37 cents per share last quarter.

                      Lastly, some notes on financial condition.

                      At March 31, 2004, the Company had $64 million of cash and cash equivalents. The cash balance was higher than usual because we did not use all of our available cash for debt repayment due to the expected cash needs for the RMH acquisition.

                      During the quarter, $9 million of new portfolios were acquired by NCPM with a face value of $210 million. NCPM also entered into a purchase agreement for a portfolio for $9.2 million with a face value of $217 million that closed on April 1, 2004.

                      Capital expenditures in the first quarter were $7.5 million, or 3.7% of revenue for the quarter.

                      During the quarter, our accounts receivable days decreased to 44 from 46 last quarter and this compares to 48 days outstanding for the first quarter of last year.

                      Cash flows from operations for the quarter were in excess of $30 million.

                      I would now like to walk you through some of our financing activity this quarter. During the quarter, NCO made over overall loan repayments of $11 million against our revolving credit facility. At the quarter, NCO had a total of $121 million outstanding on our term loan and $48 million currently available under the revolver.

                      As I said, our cash balance was higher than usual due to the need for funds to close the RMH transaction. We did not borrow for this transaction instead using internally generated cash.

                      Had we paid off debts during the quarter, the additional funds would have reduced the term loan portion of our financing and any borrowing for RMH would have been on our revolver. Accumulating the cash during the quarter allowed us to maintain availability under our revolver for future cash needs.

                      NCO Portfolio has a separate non-recourse financing arrangement with Cargill Financial Services for larger portfolio purchases. NCO Portfolio did not make any additional borrowings under this arrangement during the quarter and made $5.2 million of repayments during the first quarter.

                      As of March 31, 2004, the total outstanding under the Cargill facility was $9 million excluding residual interest. NCO Portfolio also repaid $5 million of its securitized debt this quarter reducing the balance $28.2 million. The repayment included $4.5 million from the reserves from another securitized portfolio that was included in restricted cash on our balance sheet.

                      Now I'll turn things back to Michael.

Michael Barrist:      Thank you Steve. Operator can we please open up for
                      questions?

Operator:             At this time I would like to remind everyone in order to
                      ask a question please press star then the number 1 on your telephone key pad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes David Scharf with JMP
                      Securities.

David Scharf:         Hey good morning guys. Michael maybe just first a couple
                      questions on the environment out there. You mentioned labor costs were going up which would seem to imply there's maybe starting to feel some impact of an improving economy, even an improving job market. And I'm wondering if number one if that's the case and if that should translate into a brighter outlook for liquidation rates?
                      Do you think April is just a bit of an anomaly pulling back in terms of, you know, collection patterns?

Michael Barrist:      It's a few different issues Dave. First of all, yes labor
                      rates were up slightly but also remember our people are paid on commission so during a seasonally strong quarter they make more money.

                      So what I would tell you is overall labor cost continues to go down. But like most numbers in the world, there's multiple pushes and pulls on that meaning. Average employees do get raises over time and we continue to move labor into cheaper markets.

                      But net net net, labor costs continued to go down during the first quarter. It was slightly more expensive but I think that's more an issue of a strong first quarter in commissions than just basically labor going up and the job market improving and labor dynamics changing.

                      So I don't read really anything into that other than normal seasonality. As far as, is April an anomaly? April for those of us who live in this business is always a difficult month. There's always a fall off in April from the seasonally strong tax season.

                      Just like during the first quarter it was difficult to say the economy is better because we're trending ahead in January and February. You don't know if the timing of tax season is wrong, it became harder faster, if some of April's tax season fell into March.

                      And you also have a lot of psychology going on in April as our people transition from an environment where it's easier to collect money and get bigger payments out of people to back to the norm of this business where we're working with the consumers to kind of squeak every penny out. So April is a difficult month. It usually is a judgment month.

                      What I will tell you is the fact that April slipped back to our budget levels. What it basically says to me is that we're not ready to say the economy is getting better. It doesn't mean it isn't but one month does not a trend make.

                      We'll continue to watch it. If it starts to get stronger in May and June that maybe we're into this mode where things are getting better. But as of right now April came back down in check with budget.

David Scharf:         Got you. And, you know, on the purchase side you're
                      certainly not the first debt buyer to comment on some of the pricing pressures out there. Are you seeing any trouting out effect on contingency placements in the...

Michael Barrist:      Trouting out?

David Scharf:         Yeah, meaning there's more dollars out there from first
                      private equity and now public equity in the debt buying community and is that effectively eating away from your clients' ability to outsource on a contingency basis?

Michael Barrist:      It really isn't. What you're seeing is more money chasing
                      fewer deals. Now what you haven't seen yet is a major bank raise their hand and say we're going to start selling tomorrow.

                      So I'm not concerned with that happening in the near term because I think banks have gotten pretty sophisticated and understand that buy versus sell.

                      Certainly there's some price where people would rather sell and we'll address that issue when we get to it. But right now we have not seen that.

David Scharf:         Okay. And more on the kind of housekeeping or guidance
                      front, are you - weren't sure - are you reiterating the same annual guidance that was provided at the beginning of the year or has that been suspended?

Michael Barrist:      It hasn't been suspended. The issue is we over performed
                      our guidance in the first quarter and you sit around as management and say should you move guidance slightly given the over performance.

                      We're a penny over the range we gave. We are not formally updating guidance at this time. And certainly understand that the street might read into the fact that there was some over performance in the first quarter.

                      The only caution that I would wrap around that is I have not reached the assumption that the over performance in the first quarter is going to carry through the rest of the year based on the economy. So we've cautioned the street not to do that either.

                      But certainly, it makes rational sense that the range of guidance that we provided would move up to the extent that we've exceeded the range in the first quarter.

David Scharf:         Okay. And just to make sure - the annual guidance that you provided three months ago only included the impact of recognizing previously deferred revenue for your first quarter guidance at the time.

Michael Barrist:      We had said there was some upside through the year on the
                      long-term contract to the extent it over performed the base level we had put in. You saw a penny of that in the first quarter.

David Scharf:         Right.

Michael Barrist:      And again net of the 2 cent effect of the FTC matter. So
                      we will keep providing incremental updates on that as we get through the year.

David Scharf:         Okay. And lastly just a little help on RMH. I mean, any
                      type of target margins we ought to be thinking about modeling this year?

Michael Barrist:      Well the view we're taking of RMH right now is that'll be
                      neutral to slightly accretive in this year. It will work its way by the end of the year into the first quarter of next year to more of the margins you see in our A/R service business.

                      And that process is well underway but we're not going to comment definitely on what the margins are going to be right now and that it will not hurt earnings.

David Scharf:         Okay. And the revenue is a bit down from when first
                      announced. Anything there we ought to ...

Michael Barrist:      The continuing transition of the business of what business you want to have and you don't want to have and the rationalization of their business has been ongoing over the last several quarters that we have participated in.
                      Yes it is down but I think it's good that it's down and not bad.

David Scharf:         Perfect.

Michael Barrist:      Now what we've got is a block of business we want to have
                      and we continue to work through some fine tuning issues there in completing the work that they had started on the client and transitioning side.

                      More importantly, we're basically, the joke is "NCOizing" it, but basically we're trying to take our operating discipline and our model, how we do things, and in very short order instill that into those operations so that number one we get the targeted profitability out of the thing but number two we start to take that franchise and be able to build upon it.

David Scharf:         Got you. Thanks a lot.

Operator:             Your next question comes from Brandt Sakakeeny with
                      Deutsche Bank.

Brandt Sakakeeny:     Thanks. Hi Mike and Steve. A couple of questions for you
                      on the operating leverage in the business. Do you think with the RMH acquisition you will be able to accelerate sort of the operating leverage in the business?

                      And what should we anticipate in this quarter we saw sort of an incremental $12 million on the top line but it only sort of dropped about 2 pennies to the bottom line.

                      Do you think over time you'll be able to accelerate that type of operating leverage and if so how? Thanks.

Michael Barrist:      Well obviously one of our goals is to improve the
                      operating leverage in the business to get back closer to the kind of margins we had three or four years ago.

                      Now the economy is different today which will hopefully improve over time. And the client base of our company and a lot companies in this space is different in that we have bigger smarter more sophisticated clients and different types of client relationships.

                      But the way operating leverage is going to improve over time is obviously through revenue growth, change in the economy, and the continued re-engineering of our business.

                      And I can't stress enough, the re-engineering process that we continue to go through, the implementation of SAP, and the migration of labor offshore is a multi-year process that keeps growing and evolving.

                      We will use that to leverage the operating model to get more margin out of it which is really what we need to be doing. So yes the margin will continue to improve.

                      I'm not going to give you guidance on where it's going to go. But it will continue to improve over time. That is our goal and it's one of our mandates over the next two or three years to do that.

Brandt Sakakeeny:     Okay. Great. And the ERP implementation can you just give
                      us some time tables as to when you hope to have that completed and sort of financial goals? Thanks.

Michael Barrist:      Steve do you want to ...

Steve Winokur:        Brandt basically what we're expecting to happen is during
                      the end of the third quarter into the first part of the fourth quarter that we'll implement the actual first phase of the project. Right now we're still in the design phase.

                      As we move forward past that, we start implementing some of the insourcing of payroll or at least portions of the payroll and that's where we start to get some leverage against the cost of the system.

                      It's a five-year initiative. You keep adding and adding to the functionality of the system but starting in next year what we have is the economies start paying for and even exceeding the cost of the system itself.

                      So that's why we had said there's going to be costs in this year but those costs fall off because we start getting the benefits in next year.

Michael Barrist:      Brandt - quick milestones as Steve said end of this year
                      the core financial systems, you know, payables, general ledger, financial reporting, just a baseline system cut over into next year some of the key systems like the payroll and HR environment.

                      And from an economic perspective we obviously know the cost of doing this system, we know pretty definitely the insourcing of the payroll functions, what that equates to economically.

                      From a business perspective we intuitively know that there are other cost savings in the benefits we get from better information and the ability to re-engineer the business across the whole business.

                      We have not baked any of those into our model yet because as you know, philosophically you can come up with a lot of those numbers but until you can put your thumb on them and actually take them to the bottom line they don't really mean anything.

                      So we have not budgeted anything specifically in '05 or '04 in our operating plans for savings other than what we know we'll get out of the payroll migration.

Brandt Sakakeeny:     Okay.

Steve Winokur:        Brandt one other thing just to comment on the process that we're going through. One of the things that NCO determined as we entered this process was that we wanted to do it in very incremental steps.

                      And step one was that we wanted to get exactly the same functionality that we currently have out of the new system. So that we wouldn't have any chance of having a major problem that some other people have had.

                      Interestingly that's becoming more of a norm now. It used to be that people would say, oh the system can give me so many different things I want to do it all. And now people are learning that you can't do it all all at once and that's why we're spreading it over five years.

Brandt Sakakeeny:     Right. Right.

Michael Barrist:      And having plans to get through some of the major
                      initiatives by '05 and then the remainder, there's lots of things, it's kind of a limitless pool of opportunities in every functionality of our business.

                      Once the core system is up and running we'll split into more multiple teams and the plan gets multidimensional at that point where there's multiple things being initiated at once.

                      But from a risk perspective, automating a purchasing department is a high risk area for a company like NCO. The two big issues we have is we have to be able to produce P&Ls and balance sheets out of this system consistent with the prior system. And we want to get a payroll and benefits system running through there in very short order. And those are key initiatives right now.

Brandt Sakakeeny:     Okay. Okay. And I heard you say the first phase gets
                      implemented - Steve you said end of third quarter, early fourth, is that right?

Steve Winokur:        Yes.

Brandt Sakakeeny:     Okay. And just a final question I missed some of the cash
                      flow numbers. The cash flow from ops and the PP&E. And also Steve can you just cite the drop in DSO - that looked pretty impressive. Was that from anything in particular?

Steve Winokur:        You asked three questions at once.

Brandt Sakakeeny:     Sorry.

Steve Winokur:        That's okay. I can answer them all. First of all the
                      capital expenditures were $7.5 million which is 3.7% of revenue for this quarter. Cash flows from operations were $30 million.

                      The decrease in the days outstanding is really a function of our continuing process to push the collection of our receivables. We have re-engineered many of the functions around that process and we are reaping the rewards in the reduction of our DSOs.

                      Interestingly in the first quarter it would typically rise because we have higher revenues that aren't collected.

Brandt Sakakeeny:     Right.

Steve Winokur:        But because we've got this process working so much better
                      we actually decrease. So I'm doubly happy with that reduction.

Brandt Sakakeeny:     Great. Great. Perfect. Thanks so much.

Operator:             Again if you'd like to ask a question please press star
                      then the number 1 on your telephone key pad. Your next question from Bill Warmington with Suntrust Robinson
                      Humphrey.

Bill Warmington:      Good morning everyone.

Michael Barrist:      Hey Bill.

Steve Winokur:        Good morning.

Bill Warmington:      And nice upside on the bottom line this quarter.

Steve Winokur:        Thank you.

Bill Warmington:      I wanted to ask you about the article that was in the Wall
                      Street Journal today that talked about the growing problems the health care companies are having regarding bad debt. And the questions I have on it are ...

Michael Barrist:      Hey Bill I haven't seen the article because I was knee
                      deep in getting ready for the call. Can you just give me the headline and then I'll tell you my thoughts on it.

Bill Warmington:      Sure. The headline on it is let's see - here - the
                      headline is, lower bills for uninsured patients mean less revenue is uncollected but effect is cosmetic. And part of what they talk about in here is that you're seeing just a systemic increase in the level of bad debt that a number of the hospital companies are having.

                      And my question for you based on that is, what is your on a pro forma basis including RMH exposure to health care and are you seeing an increase in health care space that's consistent with this?

Michael Barrist:      Okay. Brian is going to tell us on a pro forma basis in
                      one minute what the ... my guess is that's somewhere less than 20% to health care.

Steven Winokur:       We're thinking it's probably around 17% or 18%.

Michael Barrist:      Yes. And then looking at the business itself yes across
                      our businesses we are seeing increases in the volumes as they relate to bad debt flow in the health care clients.

                      And it's multifaceted what's going on but obviously over the last few years you've seen a lot of companies just like our company that as health insurance costs go up we kind of change the plan to try to change behavior and deductibles, co-pays go up.

                      The dynamic of some of these receivables in the insurance base patients of these hospitals has changed. It's not just - you've got self pay patients that move. Now you have the insurance patients that balance after - or the balance in conjunction with insurance keeps going up.

                      So we are seeing those increases in volume. A little more difficulty in collecting. Net net net Bill, I've got to tell you I think it's a positive for NCO. And the reason for that being unlike other players in the health care that tend to boutique themselves and focus only on insurance or only on Medicaid eligibility and those types of things - certainly we play in those sand boxes. But the lion's share of our health care business is the traditional bad debt business.

                      And we are very very strong players in that space performance wise and our machine at NCO given all of our experience across the broad healthcare business tends to be very very strong. So we do well in that market.

                      The other thing that I think will be a competitive advantage for us quite frankly is as we look at the portfolio business and what we're seeing there with the glut of cash chasing the traditional deals we're trying to leverage things about NCO that are different like the commercial business and the health care space and the opportunity to potentially buy in small commercial clients and to be able to buy in the self pay area of health care.

                      We've already done a bunch of transactions with Marlin in the self-pay and ER space. We've had a high degree of success with it.

                      So quite frankly we believe that'll create a dynamic where some of these hospital groups will need to change their view of whether or not to sell some of that bad debt self pay money. And it'll become an opportunity for us at the end of the day.

Bill Warmington:      Sure. Now that you've restructured that large contract
                      with all the deferred revenue are you seeing your revenue with that client increase on a year over year basis?

Michael Barrist:      Well keep in mind that some of the businesses migrate to
                      other service providers as part of the transition from being an exclusive relationship. But as we said early on we thought that based on dynamics in that business -- meaning the health care space -- that we would see the same if not better revenue opportunity. And we have not changed our view on that.

Bill Warmington:      Okay. Now on the guidance of - a few questions here - the
                      guidance of 38 to 42 cents for Q2 - does not include any benefit from the deferred benefit from the deferred revenue from that long term contract?

Michael Barrist:      Much like the first quarter it includes a base line of
                      revenue from that contract - of upside from that contract.
                      And there's incremental revenue above and beyond what's in the budget. Much like the first quarter we will call that out to investors.

Bill Warmington:      Okay. The - on the tax rate 39% to 41% for the year I just wanted to be clear that that includes the actual reported rate in Q1 that was above what we expected.

Michael Barrist:      Yes.

Bill Warmington:      As a result of the settlement. Okay.

Michael Barrist:      So I guess it's inclusive of a slightly higher rate in RMH and the effects of the issue in quarter 1.

Bill Warmington:      Right. I just wanted to be sure that wasn't based on more
                      of a normalized rate for Q1.


Bill Warmington:      And then the - I wanted to see if you could give us some
                      guidance in terms of the projected diluted share count at the end of Q2. It looks like it'll be about 35 million shares and I just wanted to cross check that number.

Steve Winokur:        Do you have any other questions Bill? Because Brian is
                      going to kind of work through that and we can go on and I'll just stick it into another answer in a few minutes.

Bill Warmington:      Okay. The last question for you would be, you know, as you look among your large financial services clients are you seeing pricing pressure there? And if you are, are you finding ways to offset that pressure by for example moving some of that business offshore?

                      And with that, you know, if you look at your results we notice that your U.S. client revenue done overseas has been increasing sequentially in year over year. You know, that seems to be tying in with that.

Michael Barrist:      The answer to your question Bill is every day of the week
                      there's some client somewhere that wants something for less.

Bill Warmington:      Right.

Michael Barrist:      And we work through that. We try to make sure that we use
                      our quality. And right now we're in a cycle where we are outperforming the competition by - I mean, we're doing great in the market place and that helps.

                      But at the end of the day we're trying to get in front of this issue with the clients and not be in a situation where clients come in and say I need 5% off my bill.

                      We want to be able to work with clients and understand their two and three year horizon of where their cost structure is going. Because the reality is they are under pressure to do something and we're trying to - and we have been successful in leveraging that into incremental business for us and changing the mix of our business between on shore, near shore and offshore.

                      That is an ongoing process with the major clients. It's been that way since I went into this business. The bigger you got the more effective you had to be in price. And I don't see that ever changing.

                      Our job as management is to make sure that we don't hit a wall or get into a situation where either we make less money or we're cannibalizing our U.S. business to offshore business.

                      And we fight all those battles every day on every front. And again it's getting back to what I said. I think the easiest way to deal with that is to differentiate yourself from the competition, not be viewed as a commodity, and to the extent clients need better cost structures, we must be the go to people of knowing that they can trade incremental business and better offshore penetration to get them better cost structure and us better margin.

                      And if we can accomplish that -- and we can't always do that -- but have been most successful I think of any players in the space. If we can keep doing that, it will be a homerun for everyone.

Bill Warmington:      Great. Well thank you very much. And ...

Steve Winokur:        Hold on just a second Bill. The answer to your question is you're right. That's going to be about 35 to 36 million shares. Obviously we're not prepared to make any projections on where the stock price is going to be so but that's considering a constant level.

Bill Warmington:      Okay. I just needed to cross check that?

Steve Winokur:        All right. Well thank you very much.

Michael Barrist:      Thank you Bill.

Operator:             Your next question comes from Gary Steiner with AWAD Asset
                      Management.

Gary Steiner:         Hi. Good morning. Michael I was just wondering if you
                      might talk a little bit more about some of the actions that you're taking at RMH in terms of just sort of getting the cost structure down there?

Michael Barrist:      Yeah, I mean, Gary be careful about discussions as it
                      relates to field operations because we are trying very very hard not to make too many broad-brush changes there.

                      But one of the advantages we have with the RMH deal was it was a company in transition and their corporate headquarters was about a half an hour from ours.

                      So obviously the first thing that we're doing is consolidating corporate headquarters and all the back office administrative functions -- accounting, HR, benefits, IT, and then take advantage of all the normal, what I'll call the easier synergies, like insurance and buying power and cost controls.

                      And separate from that there are initiatives going on in the field to improve their gross profit over time. But again I'm not going to get into the details of that because I don't think it's fair to anybody that may be affected by that over time.

                      But we have a definitive plan in place. It gets us to our objectives. We're well on our way of executing that. And at the end of the second quarter we'll be able to give a little more color as to the numbers, how we got from point A to point B.

Gary Steiner:         Who's kind of heading up that whole effort to sort of, you know, improve margins in the field and sort of reduce costs?

Michael Barrist:      Chuck Burns who joined us late last year - mid last year
                      rather - has taken the position of the Executive Vice
                      President running that division. So he is running the field operations much like Steve Leckerman runs the ARO business for us.

                      And the administrative back office functions all fall under Steve Winokur's administrative world. So he is taking that so they are working in conjunction with one another on the two different pieces of the business.

Gary Steiner:         Okay. Are you going to need to take a charge to do this in the second quarter? Or were you able to provide for a lot of this in the acquisition accounting?

Michael Barrist:      Currently it is expected that the restructuring is
                      provided for in the acquisition accounting.

Steve Winokur:        And some of - I just want to make sure you understand -
                      some of it does also flow through just coming through the income statement and that's why we said that it's not going to be an instant jump in margins. It's going to be over time that we'll get to the targeted margins.

Gary Steiner:         Right.

Michael Barrist:      Eventually what you're going to see if you're going to see a marked improvement in Q2 with their margins to get them to the point that aren't diluting NCO. And then between the end of Q2 and into the first quarter of next year you'll see a slower migration towards our ARO levels.

Gary Steiner:         Do you that as soon as this upcoming quarter that RMH will not be dilutive to overall NCO from an EPS standpoint?

Michael Barrist:      It could swing a penny one way or another but it's not
                      going to be material. We have very substantial changes in effect day one. I mean, we have lots of business issues like everybody in the business services issue does. But as far controlling expenses and executing upon a cost plan that happens to be one of the strong suits we've had. I mean, we've done 45 system conversions and a lot of acquisitions. So there's very substantial changes that have already taken effect there April 2.

                      So could it have a mild effect on the second quarter? Yeah sure it could affect it a penny but the reality is our view is it's pretty neutral for the second quarter and then we'll start improving over time from there.

Gary Steiner:         Okay. I mean, I guess that based on their historical
                      numbers would be a significant improvement in their profitability right?

Michael Barrist:      Yes.

Gary Steiner:         Okay. Great. Thank you.

Michael Barrist:      That's a very accurate statement.

Gary Steiner:         Thank you.

Operator:             Your next question comes from Bill Sutherland with Benning
                      & Scattergood.

Bill Sutherland:      Good morning everybody. Thank you.

Michael Barrist:      Hi Bill.

Steve Winokur:        Hey Bill.

Bill Sutherland:      Is there a revenue assumption that we can talk about for
                      second quarter just to kind of understand, you know, what's driving the earnings assumption?

Steve Winokur:        We basically have stayed away from projecting revenue
                      publicly. The reason for that is many of the different initiatives that we've undertaken result in slightly less revenue but more profitability. So it's not always the clearest benchmark.

Michael Barrist:      So the answer to your Bill is we do not have revenue
                      guidance provided and have not been providing revenue guidance.

Bill Sutherland:      Okay.

Steve Winokur:        But we still do like you.

Bill Sutherland:      The - on the revenue recognition for the deferred - on the long-term contract you had talked about I guess for Q1
                      just - and that's all you talked about - the impact was 1 or 2 cents - which is what happened?

Michael Barrist:      The impact was 1 cent above where we thought it would be.

Bill Sutherland:      And you thought it was going to be 2 cents.

Michael Barrist:      Yes.

Bill Sutherland:      Oh okay. And when you said to the other question that you
                      thought the baseline would be another 2 cents for Q2? Is that right?

Michael Barrist:      I didn't actually say what the baseline would be. I said
                      there's money built into Q2. It is actually 2 cents. So we will go from there and see if it's better than that. I just said we will provide the flavor at the end of the quarter if it exceeded or was less than that.

Bill Sutherland:      So I know there's a lot more to run out. Is it starting
                      to, you know, reflect more later on in the year and into '05?

Steve Winokur:        You basically right now Bill. You're recognizing
                      incremental revenue and when I say incremental revenue I mean above and beyond the normal collection fees. We don't consider that as something different.

                      Right now you're recognizing incremental revenue on what we call tranche one which is placements from 2000 and 2001. The reconciliation of the 2002 placements comes in May of this year.

                      Then after that is where you have the potential to have increment revenue on that tranche and then tranche three which is 2003 placements that will be settled next year - next May 2005.

                      And then after that you have the potential to recognize additional revenue above and beyond that. So that's kind of how that revenue flows out.

Bill Sutherland:      Okay. You had also in the press release - and I apologize
                      I had to jump off an on once - in the press release there's no mention of the 2 cent hit from - can you go through that? I don't have it in my press release and I think I was off when you...

Michael Barrist:      Are you talking about the Federal Trade Commission ...

Bill Sutherland:      Yeah the FTC's - right - settlement.

Michael Barrist:      Yeah we had spent - you missed it on the conference call -
                      we spent a few minutes on it. FTC has alleged that there were violations of the Fair Credit Reporting Act.

                      There was two pieces to it. The majority of it is involving a large transition of a huge portfolio in 1999, which had bad information. It's our position that it had bad information provided by the client. And then we fixed it once. That became evident.

                      And there's a smaller allegation that a small subset of the NCPM portfolio had bad information reported.

                      We have proposed a settlement. We believe a majority of the settlement is covered by indemnification and we increased the reserve that we have on the books which equated to 2 cents out of EPS.

                      And part of that 2 cents, as Steve Winokur alluded to, is the fact that the ultimate payment to the government will not be tax deductible whereas the reimbursement under indemnification may be tax deductible. That has not been settled yet but maybe settled.

Steve Winokur:        May be taxable.

Michael Barrist:      May be taxable so that ...

Bill Sutherland:      May be taxable.

Michael Barrist:      There's a disparity of the tax treatment as well as some
                      other reserves provided for it. But this has been an ongoing matter for many years that the FTC and NCO would bring to closure.

Bill Sutherland:      So it was just a reserve increase and you feel like it's
                      adequately reserved now based on more information that you have?

Michael Barrist:      Yes.

Bill Sutherland:      Okay. That's all I've got. Thanks guys.

Michael Barrist:      Thanks Bill.

Operator:             Your next question comes from Gary Steiner with AWAD Asset
                      Management.

Gary Steiner:         Hi. Sorry. Just one more question. I just - I'm trying to
                      understand sort of the second quarter guidance in context of the quarter just reported and I think I have some of the pieces but - so in the first quarter you did 43 cents.
                      You got 3 cents from the contract but you lost 2 cents for the FTC matter. So, you know, if sort of call that , you know, a penny of overage from the net of the two - so conceptually maybe from operations 42 cents.

                      And for the second quarter you're guiding to 38 to 42 and that includes a couple of pennies from the contract. So you are projecting on a sequential basis a weaker second quarter than the first.

                      You did comment before that the first quarter was very strong relative to budget and you're not necessarily building that into the second quarter guidance. But is there also some seasonality in the second quarter? And can you just maybe flesh some of the thoughts out a little bit?

Michael Barrist:      Right. I mean the real issue you're seeing here is that we as management are not prepared to improve the second quarter budget guidance based on the over performance of the budget in the first quarter. The primary driver of that quite frankly is the fact that April has not over performed and is back down to the budget.

                      So we feel it would be imprudent to assume that the first quarter over performance flows to the second quarter. We have not seen that in the first month of the second quarter.

                      So that's the major piece of why guidance has not been increased from what would've been budgetary guidance based on the strong results in the first quarter.

                      Now as we've said earlier, obviously one quarter does not a trend make but if we continue to see prolonged over performance obviously we'll change our position and get a view that the improved economy is longer term. But again we haven't seen that yet. So that's the first issue.

                      As far as the second quarter versus the first quarter from a seasonality perspective the first quarter is the seasonally strong quarter because of tax season which usually kicks the very end of January and rolls into April.

                      And one of the things that we're trying to understand right now is we did over perform in the first quarter. Is some of that just some April money that got pulled closer in to March because of the timing of tax refunds. And then May will be an indicative month for us as to where we are on a steady state once tax season is over.

                      The second quarter tends to be a fairly decent quarter as well just because you're not in the back half of the year. The back half of the year is weaker and the third quarter you have July, which is a big vacation month. And in the fourth quarter you the holiday season which makes for seasonally weaker quarters.

Gary Steiner:         Okay. That's great. Let me just ask one sort of follow up
                      on that. Just in terms of the economy, you know, for the last three, six months, you know, one of the issues I guess has been lack of employment growth and, you know, that has begun to certainly improve from where it was.

                      I mean if we continue to see employment numbers that are similar to the last one just reported would it be fair to say that would be strong enough of an environment for you guys to see, you know, either a continuation of what you saw in the first quarter or improvement from, you know, sort of recent trends?

Michael Barrist:      I don't really know how to accurately answer that
                      question. I mean, ultimately what it comes down to is consumer sentiment amongst the subset of consumers that we interface with. And I would think that employment improvements certainly flow through that and make people feel better and want to part with cash a little easier.

                      But I don't know how to begin to predict how the economic improvement which I would agree with you we are seeing an improving economy. It's just when and how is it going to affect NCO. I don't want to begin to predict how that is.

                      I mean at some point, ultimately jobs get better and the economy continues to expand. Consumers will feel better about, you know, low level consumers, about paying for all the purchases and start parting with money. And that would be an up-tick.

                      We are watching very carefully what happens in the second quarter. Because as I said one quarter doesn't a trend make. But as you get into two quarters and three quarters, we'll be able to get a flavor for it. Is it in fact better or is it still the same?

                      And based on the environment over last couple of years that everyone in the service business has experienced, we're going to kind of wait it out and just execute against our business plan and our budget trying to bang it out everyday and get everything we can out of it. And if we have to improve on our guidance numbers because the economy is better, that'll be a good problem to have.

Gary Steiner:         Okay. I guess - and not to beat this to death but I guess
                      what I'm really asking is based on your experience in the business is just , you know, employment levels a pretty good indicator for what you're likely to see in your business on a day to day basis?

Michael Barrist:      Employment is one indicator of an improving environment
                      for consumer sentiment and consumer discretionary spending, which is really what drives us. And continued improvement against discretionary consumer spending is what will help us over time.

Gary Steiner:         Okay. Thanks so much for ...

Michael Barrist:      I know I'm not answering your question directly. I don't
                      know how to answer any more definitely than that. I don't know the details of exactly what's going to make the average consumer part with money faster. I think employment is part of it but I don't think it's the whole thing.

Gary Steiner:         Okay. All right. Great. Thank you so much.

Operator:             Your next question comes from Brandt Sakakeeny with
                      Deutsche Bank.

Brandt Sakakeeny:     Thanks. Actually it was answered.

Steve Winokur:        Thanks.

Operator:             There are no further questions at this time sir.

Michael Barrist:      Great. Thank you. I want to thank everyone for joining our call today. As in the past if you have any further questions please feel free to call Steve and myself or Brian and we'll be happy to try to answer them within the bounds of regulation FD.

                      Thank you and good day.

Operator:             Thank you for participating in today's teleconference. You may now disconnect.


                                       END